UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 6, 2022

YOUNGEVITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38116	90-0890517
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2400 Boswell Road, Chula Vista, CA 91914
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (619) 934-3980

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 6, 2022, CLR Roasters, LLC (“CLR”), a wholly owned subsidiary of Youngevity International, Inc. (the “Company”), entered into a loan and security agreement (the “Loan and Security Agreement”) with GemCap Solutions, LLC (“GemCap”) pursuant to which CLR issued to GemCap a secured revolving loan promissory note in the principal sum of up to $4,000,000 (the “Note”). The Loan and Security Agreement provides for a line of credit in an amount equal to the lesser of (a) $4,000,000 or (b) the Borrowing Base, which is defined as the sum of (A) the product obtained by multiplying the outstanding amount of all eligible accounts receivable, net of all taxes, discounts, allowances and credits given or claimed, by up to 80%, plus (B) the lesser of (i) the product obtained by multiplying the cost of then-existing eligible inventory by 70% and (i) the sum of (x) which is the product obtained by multiplying the lower of cost or market price of then-existing eligible green coffee inventory by 60% and (y) the product obtained by multiplying the lower of cost or market price of then-existing eligible roasted inventory by 70%.

The outstanding principal balance of the line of credit bears interest based upon a 360-day year with interest charged for each day the principal amount is outstanding including the date of actual payment. The interest rate is a rate equal to the greater of (a) 7.50% or (b) the sum of the prime rate plus 3.50%. At closing, the GemCap line of credit was used to pay off CLR’s line of credit balance with Crestmark Bank of approximately $1,717,000.

As collateral security for the payment and performance of the obligations, CLR granted and conveyed to GemCap a first priority continuing security interest in and lien upon all owned and hereafter acquired or created property and assets of CLR and the proceeds and products thereof, which property, assets and proceeds, together with all other collateral security for the obligations granted to or otherwise acquired by GemCap, is considered collateral, such as, accounts receivables, inventory, deposit accounts, property and equipment and intangible assets.

The Loan and Security Agreement contains certain financial and nonfinancial covenants with which the Company must comply to maintain its borrowing availability and avoid penalties, such as a prohibition on additional indebtedness and other liens. The Note matures in June 2024. In addition, pursuant to a Secured Continuing Guarantee, dated July 6, 2022 (the “Guarantee”), the Company’s Chief Executive Officer and Chief Operating Officer personally guaranteed CLR’s obligations to GemCap under the Loan and Security Agreement.

The Loan and Security Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the Loan and Security Agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the terms of the Loan and Security Agreement, the Note and the Guarantee are qualified in their entirety by reference to the full text of the Loan and Security Agreement, the Note and the Guarantee, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Loan and Security Agreement, dated July 6, 2022, by and between CLR Roasters, LLC and GemCap Solutions, LLC
10.2	Secured Promissory Note (Revolving Loans), dated July 6, 2022, by and between GemCap Solutions, LLC and CLR Roasters LLC
10.3	Secured Continuing Guarantee, dated July 1, 2022, executed by Stephan Wallach and Michelle Wallach, by and between GemCap Solutions, LLC and CLR Roasters LLC
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUNGEVITY INTERNATIONAL, INC.

Date: July 11, 2022	By:	/s/ David Briskie
	Name:	David Briskie
	Title:	President and Chief Investment Officer